Lawson Products, Inc. Announces Second Quarter 2010 Results

DES PLAINES, Ill.—(BUSINESS WIRE)—July 27, 2010—Lawson Products, Inc. (NASDAQ:LAWS) (the “Company”), a distributor of products and services to the MRO and OEM marketplaces, today announced results for the second quarter of 2010.

Highlights:

•	Second quarter net sales increased 6.9% over the prior year quarter to $101.6 million;

•	Operating income was $3.3 million for the quarter;

•	Quarterly adjusted operating income grew $1.6 million to $4.5 million;

•	Net income per share was $0.20 for the quarter.

Net sales for the second quarter of 2010 were $101.6 million, a 6.9% increase over $95.0 million for the prior year period, primarily reflecting a modest improvement in the economy and continued growth with our strategic, governmental and automotive customers. Gross profit increased to $58.6 million in the second quarter of 2010, a $2.8 million improvement over the prior year second quarter. Gross profit margin was 57.7% compared to 58.8% in 2009. The margin decline was primarily due to a change in the customer mix to higher volume customers and an increase in the proportion of total sales generated by the lower margin OEM segment. Selling, general and administrative expenses decreased 2.4 percentage points as a percent of sales, as certain efficiencies were realized from the streamlining of our cost structure, including the closure of our Dallas and Charlotte distribution centers in 2009.

Operating income in the second quarter of 2010 was $3.3 million compared to $3.4 million in 2009. Excluding the effect of severance and other restructuring charges and the effect of the disposal of property, adjusted non-GAAP operating income for the quarter was $4.5 million compared to $2.9 million in last year’s period. Additionally, the Company incurred Enterprise Resource Planning (“ERP”) implementation expenses of $0.6 million for the quarter. The Company reported net income of $1.7 million or $0.20 per share in the second quarter of 2010 compared to net income of $1.8 million or $0.22 per share in the second quarter of 2009.

Net sales for the six months ended June 30, 2010, were $196.7 million, a 1.2% improvement over net sales of $194.4 million in the first half of 2009. Gross profit increased to $114.1 million for the six months ended 2010, a $4.1 million increase over last year’s period. Gross profit as a percent of sales was 58.0% for the six months ended June 30, 2010 compared to 56.6% for the six months ended June 30, 2009. Selling, general and administrative expenses as a percent of net sales decreased 2.4 percentage points in the first half of 2010 compared to the first half of 2009 primarily due to the implementation of cost control measures.

Operating income for the six months ended June 30, 2010 was $7.9 million compared to an operating loss of $5.5 million in 2009. Excluding the effect of severance and other restructuring charges and the effect of the disposal of property adjusted non-GAAP operating income for the quarter was $7.9 million compared to $0.4 million in 2009. The Company reported net income of $4.0 million or $0.47 per share of common stock in the first six months of 2010, compared to a net loss of $4.1 million or $0.48 per share loss in the comparable 2009 period.

Thomas Neri, President and Chief Executive Officer commented, “We were encouraged during the second quarter by signs that the economy is continuing to stabilize. Sales and operating results continue to trend positively as we make investments to transform our business. Our balance sheet continues to be strong, even as we increased our working capital during the quarter to support higher sales.

Mr. Neri concluded, “In the second half of 2010 and in the years to come we look forward to realizing further benefits from our key strategic initiatives, which include, sales transformation, ERP implementation and network optimization. We will continue to invest in these initiatives which, we believe in the long-term, will improve the customer experience; leading to sales growth and increased shareholder returns.”

About Lawson Products, Inc.
Lawson Products, headquartered in Des Plaines, IL, is a leader in distributing products and services to the industrial, commercial, and institutional maintenance, repair and operations (MRO) market. The company also manufactures, sells, and distributes production and specialized component parts, and provides services and systems to original equipment manufacturers (OEMs).

This Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The terms “may,” “should,” “could,” “anticipate,” “believe,” “continues,” “estimate,” “expect,” “intend,” “objective,” “plan,” “potential,” “project” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management’s current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause or contribute to such differences or that might otherwise impact the business and include the risk factors set forth in Item 1A of the December 31, 2009 Form 10-K filed on February 25, 2010. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements whether as a result of new information, future events or otherwise.

LAWSON PRODUCTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except		per share data)
(Unaudited)
	Three Months Ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
Net sales	$101,623	$95,033	$196,696	$194,414
Cost of goods sold	42,993	39,164	82,584	84,378

Gross profit	58,630	55,869	114,112	110,036

Operating expenses:
Selling, general and administrative expenses	54,144	52,932	106,252	109,613
Severance and other restructuring charges (benefits)	1,224	(94)	1,699	5,947
Loss (gain) on disposal of property, plant and equipment	—	(395)	(1,701)	16

Operating income (loss)	3,262	3,426	7,862	(5,540)

Other income (expense), net	(144)	(217)	(179)	434

Income (loss) from continuing operations before income taxes	3,118	3,209	7,683	(5,106)

Income tax expense (benefit)	1,344	1,313	3,567	(1,083)

Income (loss) from continuing operations	1,774	1,896	4,116	(4,023)

Loss from discontinued operations, net of income taxes	(87)	(49)	(97)	(78)

Net income (loss)	$1,687	$1,847	$4,019	$(4,101)

Basic and diluted income (loss) per share of common stock:
Continuing operations	$0.21	$0.22	$0.48	$(0.47)
Discontinued operations	(0.01)	—	(0.01)	(0.01)

	$0.20	$0.22	$0.47	$(0.48)

Basic weighted average shares outstanding	8,522	8,522	8,522	8,522
Dilutive effect of stock based compensation	7	—	4	—

Diluted weighted average shares outstanding	8,529	8,522	8,526	8,522

Cash dividends declared per share of common stock	$0.06	$0.03	$0.12	$0.06

LAWSON PRODUCTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
	June 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,616	$8,787
Accounts receivable, less allowance for doubtful accounts	46,372	39,804
Inventories	75,067	73,696
Miscellaneous receivables and prepaid expenses	11,567	10,423
Deferred income taxes	3,896	4,819
Property held for sale	—	332
Discontinued assets	464	459

Total current assets	145,982	138,320

Property, plant and equipment, less accumulated depreciation and amortization	40,961	40,576
Cash value of life insurance	17,040	17,021
Deferred income taxes	12,977	15,249
Goodwill	27,875	27,957
Other	2,490	2,524

Total assets	$247,325	$241,647

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$23,233	$19,968
Settlement payable	10,000	10,000
Accrued expenses and other liabilities	29,857	33,272
Total current liabilities	63,090	63,240

Revolving line of credit	5,150	—
Security bonus plans	25,799	25,931
Deferred compensation	10,946	10,374
Other	2,654	5,456

	44,549	41,761

Total Stockholders’ Equity	139,686	136,646
Total liabilities and stockholders’ equity	$247,325	$241,647

LAWSON PRODUCTS, INC.
REGULATION G GAAP RECONCILIATIONS

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company’s management believes that certain non-GAAP financial measures may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain infrequently occurring or non-operational items that impact the overall comparability. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months and six months ended June 30, 2010 and 2009. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

TABLE 1 - RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP OPERATING INCOME (LOSS)
(Amounts in thousands)
	(Unaudited)
	Three Months Ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
Operating income (loss), as reported per GAAP	$3,262	$3,426	$7,862	$(5,540)
Severance and other restructuring charges (benefits)	1,224	(94)	1,699	5,947
Loss (gain) on disposal of property (1)	—	(395)	(1,701)	16

Adjusted non-GAAP operating income (loss)	$4,486	$2,937	$7,860	$423

(1)	The $1.7 million gain on disposal of property in 2010 relates to the sale of the Dallas, Texas distribution center. The $0.4 million gain on disposal of property in the second quarter of 2009 relates to the sale of the Charlotte, North Carolina distribution center, which was offset by a $0.4 million write-down in the value of equipment in the first quarter of 2009.

Contact: Lawson Products, Inc.
Ronald J. Knutson
847-827-9666, ext. 2665